Exhibit (a) (ii) under Form N-1A

                                          Exhibit 3(i) under Item 601/Reg. S-K




                             CERTIFICATE OF TRUST
                                      OF

                       BBH U. S. MONEY MARKET PORTFOLIO

                          a Delaware Statutory Trust


            This Certificate of Trust of BBH U. S. Money Market Portfolio (the "Trust") is being duly executed and filed, in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (the "Act"), Del. Code Ann. tit. 12, ss.ss.3801-3819.

            1.  NAME.  The name of the statutory trust formed hereby is BBH
U. S. Money Market Portfolio.

            2. REGISTERED OFFICE AND REGISTERED AGENT. The Trust will become, prior to the issuance of shares of beneficial interest, a registered management investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with Section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

                  (a) REGISTERED OFFICE. The registered office of the Trust in Delaware is c/o Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

                  (b) REGISTERED AGENT. The registered agent for service of process on the Trust in Delaware is c/o Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.


            IN WITNESS WHEREOF, the Trustees named below do hereby execute this Certificate of Trust as of the 28th day of October, 2005.




/s/ Charles L. Davis
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Charles L. Davis, Jr.